Exhibit 10.37

[WESTERN UNION LOGO REDACTED]

RELEASE AND WAIVER AGREEMENT

BETWEEN:

(1)
Western Union Financial Services Inc., Dubai Liaison Office, a company incorporated under the laws of Dubai Development Authority ("DDA"), Dubai, with registered office at Dubai Internet City, Dubai, United Arab Emirates, registered under license number 19410 ("Company");

AND

(2)
Jean Claude Farah, a French national and holder of passport number [REDACTED], residing in Dubai, UAE ("Employee").

(1) and (2) hereinafter together referred to as the Parties.

WHEREAS:

(A)
The Employee has been employed by Western Union since 26 April 1999 ("Start Date").
(B)
Pursuant to the notice of termination letter issued by the Company to the Employee dated 15 November 2023, the Employee's employment was due to end on 15 February 2024. The Parties have agreed to extend the notice period to 29 February 2024 (the “Termination Date”).
(C)
The Parties are entering into this Release and Waiver Agreement (the “Agreement”) to record and implement the terms on which they have agreed to end the Employee's employment, and to settle any claims which the Employee may have in connection with his employment, the end of his employment or otherwise against the Company or any Group Company or their officers or employees whether or not those claims are, or could be, in the contemplation of the Parties at the time of signing this Agreement. The Parties intend this Agreement to be an effective waiver of any such claims.
(D)
The terms relating to the termination of the Employee’s employment with the Company and the settlement of any claims are set out below. For the avoidance of any doubt, this Settlement Agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed and dated by both Parties at which point it shall be treated as an open document evidencing a binding agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.
DEFINITIONS

[FOOTER REDACTED]

1.1.
“Contract of Employment” means the contract of employment between the Parties dated 1 June 2008, as amended from time to time;

1.2.
"DDA" means Dubai Development Authority;

1.3.
"Group Company" means the Company together with any parent company, subsidiaries and affiliated entities of the Company that, as of any determination date, control, are controlled by or are under common control with the Company, and their respective successors and assigns;

1.4.
"UAE" means United Arab Emirates; and

1.5.
"UAE Labour Law" means Federal Labour Law Number 33 of 2021 (as may be amended from time to time).
2.
NOTICE
2.1.
The Employee is entitled to a contractual notice period of three months, which commenced on 15 November 2023. In consideration for entering into this Agreement, the Parties have agreed to extend the notice period beyond the contractual entitlement and that notice will end on the Termination Date. The Parties acknowledge that this is in satisfaction of all notice requirements.
2.2.
From the period 15 November 2023 to 30 November 2023, the Employee warrants that he conducted a complete handover of his tasks and produced a list of all outstanding material matters which was provided to the Western Union Chief Executive Officer or his designee.
2.3.
From 1 December 2023 up to and including the Termination Date, the Employee is not required to perform any services for the Company (“Garden Leave”). During the Garden Leave period the Employee shall:

(a) continue to receive his basic pay and contractual benefits and allowances in the usual way up the Termination Date;

(b) take all of his untaken holiday entitlement which accrues up to and including the Termination Date;

(c) not, without the prior written permission of the Company, contact or deal with (or make any attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company other than for purely social reasons;

(d) remain an employee of the Company and, save as set out in this letter, will continue to be bound by all his obligations to the Company including (including but not limited to those contained in the Contract of Employment);

(e) remain available to assist with the handover of his duties as may be required by the Company including but not limited to providing the Company and/or any person designated by the Company with information relating to the Company’s business, contacts and historic, current or future projects and copies of any correspondence sent or received by him during his employment with the Company;

(f) not without the prior written permission of the Company access any information technology systems of the Company;

(g) not without the prior written permission of the Company whether alone or jointly with or on behalf of any other person, firm, company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise, be engaged, employed, concerned or interested in any other business, activity or undertaking, whether in the UAE or elsewhere (including but not limited to any business, activity or undertaking which is in competition with the Company), other than any interest previously authorized in writing on behalf of Western Union; and

(h) except during any periods taken as holiday in the usual way, ensure that the Company knows where he will be and how he can be contacted during the working day.

2.4.
The Employee shall be reimbursed for any outstanding authorized, legitimate business expenses incurred up to 30 November 2023 in accordance with Company policy and subject to presenting sufficient supporting receipts

2.5.
The Employee agrees that the Company may deduct from his salary and from any other sums payable to him any sums owed by the Employee to the Company or any other Group Company and the Employee consents to such deductions.

2.6.
The Employee acknowledges and agrees that he will continue to be bound to certain obligations contained in the Contract of Employment which are expressed to take effect on or continue after the Termination Date.

2.7.
The Company agrees to continue to pay premiums to a private medical insurance scheme nominated by the Company on behalf of the Employee until 30 April 2024, subject to the rules of the scheme and Company policy in place from time to time.

2.8.
The Company agrees that the Employee may retain his Company mobile phone and associated telephone number after the Termination Date, provided that all information is deleted from the phone and such deletion is overseen on behalf of the Company.

2.9.
The Company shall pay the Employee in lieu of 8 untaken days of holiday which accrued up to 30 November 2023.

3.
HANDOVER
3.1.
The Employee warrants that he will cooperate with Devin McGranahan and other leaders as directed in order to ensure a smooth, professional and complete handover of all business activities.

3.2.
The Employee confirms that he shall communicate to Julia Jacobs, Head of People Strategy, all passwords and access codes required to access IT systems and Company property, and further confirms that he shall cease to use them after 1 December 2023 unless otherwise requested by Julia Jacobs.

3.3.
The Employee shall have no access to the Company's computer network and systems from 1 December 2023, on the commencement of the period of Garden Leave.

4.
END OF SERVICE GRATUITY
4.1.
In accordance with the UAE Labour Law, the Company shall pay to the Employee an end of service gratuity payment ("End of Service Gratuity") in the amount of AED 3,568,543.70 calculated from the Start Date up to the Termination Date, to be paid within fourteen (14) days of the Termination Date, subject to deductions required by law.

4.2.
In accordance with clause 11(a) of The Western Union Company Severance/Change in Control Policy (the “Severance Policy”), the Severance Benefits (as defined in the Severance Policy, including severance pay, a medical insurance payment, and a pro-rata 2024 corporate bonus payment), will be set off against the value of the End of Service Gratuity. The Parties acknowledge and agree that the maximum value of the Severance Benefits is less than the End of Service Gratuity and as a result the amount payable under the Severance Policy is nil.

5.
CORPORATE BONUS
5.1.
The Company shall recommend to the Compensation and Benefits Committee of The Western Union Company Board of Directors (the “Compensation Committee”) that the Employee is awarded a 2023 Senior Executive Performance Incentive Plan (the "Plan") bonus of 129% of target (US$709,500) subject to the terms of the Plan, the Plan Incentive Award Agreement, an assessment of corporate attainment, and deductions for tax and any other legally required deductions.

5.2.
The Parties agree that the Employee will not receive a payment (pro rata or otherwise) under the 2024 Senior Executive Performance Incentive Plan.

6.
OUTPLACEMENT SERVICES

The Company will provide the Employee with outplacement services provided by the Company’s outplacement provider. The Company must approve the type, scope and duration of the outplacement services and the Company will pay the Company’s outplacement provider directly for any such services.

7.
EQUITY
7.1.
The vesting of any stock awards granted to Employee pursuant to The Western Union Company 2015 Long-Term Incentive Plan (the “LTIP”) shall be governed by the LTIP and the applicable award agreements.

8.
FULL AND FINAL SETTLEMENT
8.1.
The Employee understands and agrees that the payments referred to in this Agreement are offered with no admission of liability on the part of the Company and in full and final settlement of all and any claims or rights of action whatsoever or howsoever arising (whether arising under the laws of the UAE, the United States of America or elsewhere) that the Employee has or may have against the Company and/or any Group Company, or its or their respective directors, officers or employees, whether now or in the future. By entering into this Agreement, the Parties hereby confirm that all matters between the Employee and the Company (together with any Group Company) have been fully and finally resolved.
8.2.
The Employee acknowledges and agrees that he has no outstanding entitlement to any salary, benefits, allowances, options, shares, stock or other outstanding entitlement or right over shares or stock in any Group Company and there are no sums owed to the Employee by the Company or any other Group Company including any payments under any bonus, incentive, commission or similar scheme, except as set out in this Agreement.
9.
SETTLEMENT CONDITIONS
9.1.
The Employee agrees:

(a) the payments set out in this Agreement represent all and any payments which may be due to him pursuant to his Contract of Employment and in accordance with all applicable legislation including the UAE Labour Law;

(b) there are no outstanding monies by way of compensation or salary, expenses or other sums whatsoever due to the Employee from the Company either in respect of his employment by the Company or in respect of any matters associated therewith;

(c) he has no other claims or rights of action whatsoever against the Company or any Group Company, or its or their officers or employees arising out of his employment, its termination or otherwise and he (or anyone acting on his behalf) has not presented or brought and will not present or bring any complaint, proceedings, actions or claim in the UAE or worldwide including for, but not limited to:

(i) notice pay;

(ii) payment in lieu of accrued but untaken annual leave;

(iii) end of service gratuity;

(iv) bonus;

(v) overtime;

(vi) commissions

(vii) benefits under any Company share or stock option scheme;

(viii) reimbursement of expenses;

(ix) pension contributions;

(x) compensation for arbitrary dismissal pursuant to the UAE Labour Law;

(xi) unfair dismissal;

(xii) compensation for any civil claim;

(xiii) legal fees and expenses;

(xiv) discrimination.

(d) he hereby irrevocably waives any rights he may have in respect of any claims or rights of action whatsoever and the Company and any Group Company shall be immediately deemed fully and irrevocably released in connection thereto;

(e) he will keep strictly confidential and will not disclose the terms and existence of this Agreement and any documents referred to herein to any person save to a professional advisor or required by law;

(f) he will comply with clause 11 of the Contract of Employment and continue to keep confidential any information of a confidential nature which has come into his possession during his employment in relation to the business and operation of the Company and/or any Group Company and/or its or their clients and workforce and will not disclose or cause to be disclosed to any third party or use or cause to be used or take any advantage or make use of any confidential information or trade secret of any kind or nature that was disclosed to him in the course of his employment with the Company;

(g) he has not kept or made copies of any information or documentation (electronic or otherwise) which belongs to the Company or any Group Company whether or not such information or documentation is labelled as confidential;

(h) he will comply with those provisions of his Contract of Employment which survive termination, including but not limited to the non-solicitation of customers, non-solicitation of employees and others, and non-competition covenants set out in clauses 16 and 17 of the Contract of Employment;

(i) he will not, directly or indirectly, verbally or in writing or in any other form publish or make any adverse or derogatory comments about the Company or any Group Company, its or their products and services, or its or their directors or employees, to the media or any third parties including customers, agents, clients and suppliers or do anything which shall, or may, bring the Company or any Group Company, or its or their directors or employees into disrepute;

(j) he will not after the Termination Date communicate with any employees, customers, agents, clients or suppliers (other than socially) or in any way hold himself out to still be an employee of the Company or any Group Company; and

(k) he will resign forthwith from his directorships, offices, trusteeships,

secretaryships of the Company and any Group Company and he agrees to cooperate with the Company and execute such documents and do such things (at the expense of the Company) as are necessary in order to give full effect to such resignations.

9.2.
The Employee fully understands the terms of this Agreement and confirms that the Company has given him reasonable opportunity to raise any questions or concerns that he may have.

9.3.
The Company will not authorize its officers or employees to make any disparaging or derogatory statement (whether or not the statement is true and in whatever form) concerning you at any time after the date of this Agreement, save as required by law or pursuant to any regulatory obligations or legal proceedings.
10.
RETURN OF PROPERTY
10.1.
The Employee confirms that he will deliver to Julia Jacobs in the Dubai office (or such other person notified by the Company), by 30 November 2023 or such earlier date as notified, all property belonging to the Company or any Group Company that was in his possession or under his control including but not limited to mobile phone, iPad, laptop and any other electronic communication devices, security card or keys to any premises, Company credit cards, access cards, Company files, personnel records, books, returns, Company information, memoranda, data, correspondence and all documentation prepared or obtained by the Employee in the course of his employment with the Company relating to its business and affairs; and the Employee undertakes not to retain copies of any of the foregoing documents.
10.2.
The Employee shall also provide Julia Jacobs (or such other person notified by the Company) all passwords and access codes required to access the Company or Group Company property or IT systems.
11.
EMPLOYEE INDEMNITIES
11.1.
If the Employee is awarded any compensation or damages by a court or tribunal (in any jurisdiction in the world) for any claim in relation to his employment or its termination against the Company or any Group Company, he will repay to the Company immediately upon demand the total amount of the compensation or damages (including interest) awarded, together with the full amount of any legal fees incurred by the Company (or any Group Company) in defending such proceedings. The Employee agrees that this sum shall be recoverable as a debt. Any payment whatsoever due to the Employee from the Company (or any Group Company) which remains outstanding shall cease to be payable under this Agreement with effect from the date of commencement of any proceedings.
12.
SERVICE CERTIFICATE

Upon request, the Company agrees that it shall provide the Employee with a service certificate in compliance with its obligation under UAE Labour Law.

13.
TAX
13.1.
The Company makes no warranty as to the taxable status of any of the payments referred to in this Agreement with respect to the Employee's home country (or such other jurisdiction worldwide) and accordingly the Employee undertakes that if the Company is called upon to account to any competent tax authority for any income tax, national insurance contributions, interest and/or penalties thereon arising in respect of any payments referred to in this Agreement ("Tax Liability") the Employee will immediately, upon written request of the Company, pay the Tax Liability to the competent tax authority or, where the Company has paid such Tax Liability, the Employee will immediately upon written request of the Company pay an amount equal to the Tax Liability to the Company.

14.
ENTIRE AGREEMENT

14.1.
Each Party on behalf of itself and, in the case of the Company, as agent for any Group Company acknowledges and agrees with the other Party (the Company acting on behalf of itself and as agent for each Group Company) that:

(a) this Agreement constitutes the entire agreement between the parties and any Group Company and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter;

(b) in entering into this Agreement, it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

15.
SEVERABILITY

If any provision of the Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provisions of the Agreement. In the event that any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in the light of the content of the Agreement and, on so agreeing, shall incorporate such substitute provision into the Agreement.

16.
SUBJECT TO CONTRACT AND WITHOUT PREJUDICE

16.1.
This Agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both Parties and dated, when it shall be treated as a document evidencing a binding agreement.

17.
COUNTERPARTS

17.1.
This Agreement may be executed in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement, which shall come into force once each Party has executed such a counterpart in identical form and exchanged it with the other Party.

18.
APPLICABLE LAW

18.1.
This Agreement shall be construed and governed by the regulations of DDA and laws of the UAE as applied in the Emirate of Dubai.

18.2.
Any dispute arising out of or in connection with this Agreement shall be settled by the exclusive jurisdiction of the Dubai courts.

Signed Signed

Name of signatory Mark Hinsey 1/3/2024 Jean Claude Farah 1/3/2024

On behalf of Western

Union Financial

Services Inc., Dubai

Liaison Office